Exhibit 99.1

SAPPHIRE INDUSTRIALS CORP. ANNOUNCES LIQUIDATION AND DISSOLUTION

NEW YORK, New York, January 6, 2010 – Sapphire Industrials Corp. (“Sapphire”) (NYSE Amex: FYR, FYR.U, FYR.WS) announced today that its Board of Directors has approved a plan of liquidation for Sapphire. NYSE Amex has halted trading of Sapphire’s warrants, and will suspend trading of Sapphire’s units, shares of common stock and warrants as of the close of business on January 19, 2010. In addition, as of the close of business on January 19, 2010, Sapphire’s share transfer books will close.

Sapphire is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more operating businesses. Because Sapphire will not consummate a business combination (and cannot extend the time period within which it may complete a business combination because it does not have a definitive agreement relating thereto) by January 17, 2010 (the time frame required by its charter and the terms of its initial public offering), Sapphire is required to liquidate and dissolve. Promptly after January 17, 2010, Sapphire will begin the process of liquidating and dissolving itself in accordance with its charter and applicable Delaware law.

Sapphire expects to liquidate the amounts held in its trust account, which consist of proceeds from Sapphire’s initial public offering, together with the deferred portion of the underwriter’s discount and commission and interest (net of applicable taxes and amounts withdrawn from the trust account to cover working capital expenses). Liquidating distributions will be made to record holders of shares of common stock as of January 19, 2010 issued in Sapphire’s initial public offering. Stockholders whose stock is held in “street name” through a broker will automatically receive payment through the Depository Trust Company. The liquidating distribution is expected to be approximately $10.06 per share, and Sapphire currently expects that such liquidating distribution will be made on or about January 26, 2010. No payments will be made with respect to any of Sapphire’s outstanding warrants or shares of common stock that were acquired prior to Sapphire’s initial public offering. In addition, if and when received by Sapphire, stockholders will receive their proportionate share of any federal tax refund claimed by Sapphire in its federal income tax returns.

Sapphire will file a Certificate and Notice of Termination of Registration on Form 15 with the Securities and Exchange Commission for the purpose of deregistering its securities under the Securities and Exchange Act of 1934, as amended. As a result, Sapphire will no longer be a public reporting company and its securities will cease trading on the NYSE Amex.

About Sapphire Industrials Corp.

Sapphire Industrials Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more operating businesses.

Forward-Looking Statements

There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “expects,” “may,” “will,” “should,” “anticipates,” “plans” or “intends” and similar expressions made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements.

Contact:	Douglas C. Taylor
Sapphire Industrials Corp.
(212) 632-6000